Illustrative Superpriority Debt Terms

	First Priority Superpriority Debt	[Second Priority Superpriority Debt[1]]
Amount	■ $600mm New Money ▸ Up to $250mm can be used for restricted debt payments ▸ At least $350mm can be used for general corporate purposes	■ Up to $6,340mm
Security	■ Lien Priority: Senior to existing 1L debt; Security package will remain unchanged (all pledgable assets are already pledged)	■ Lien Priority: Senior to existing 1L debt; junior to First-Priority Debt[1] currently
Guarantors	■ All current and future domestic wholly-owned material subsidiaries (with carveouts consistent with existing first lien debt)	■ Same as First-Priority Debt
Rate	■ L + 600bps, 0.75% LIBOR floor (or fixed-price equivalent)	■ Status Quo: ▸ Term Loan: L + 325bps ▸ Notes: 5.375%
Fees / OID	■ OID: 99.5 to participating lenders ■ 1% backstop fee to backstopping lenders	■ N/A
Amortization	■ 1.0% per annum	■ 1.0% per annum (Term Loan only)
Tenor	■ 5.0 years (March 2026 Maturity)	■ 5.3 years (August 2026 Maturity); coterminous with existing notes / term loan
Call Protection	■ NC2 / 103 / 101	■ Call schedule unchanged from existing notes / term loan
Maintenance Covenant	■ Minimum liquidity: $25mm (to be defined as book cash plus availability under DSG's Revolver)	■ Same as First-Priority Debt
Negative Covenants	■ [Basket for exchange of Unsecured Notes into additional Second-Priority Debt equal to $5,075mm (80% of 1L Debt) less Second-Priority Debt issued to participating 1L[1]] ■ Unlimited basket for exchange of Unsecured Notes into additional junior lien debt (behind outstanding 1L debt), provided increase in pro forma cash interest expense does not exceed $[•] ■ Revisions to include significant reductions to certain basket capacity contained in existing 1L debt to be mutuallyagreed, provided accomodations to be agreed will be made to allow for the company to operate and grow its business ■ Unrestricted subsidiary concept to be eliminated; investments in non-guarantor subs to be restricted (and debt incurrences by such subs to be further restricted); Subject to carve ■ outs to operate business, etc. Preferred equity and unsecured notes are considered restricted debt payments ("RDP"); Existing contractual debt payments and cash interest paid on preferred equity (based on existing agreement) shall not count at RDP ▸ Unsecured notes repurchases cannot be made for more than [•] cents of par ▸ Preferred equity repurchases/distributions can only be made if pro forma secured net leverage <[6.0]x	
Other	■ New money First Priority Superpriority Debt will be offered to all existing 1L holders pro rata ■ Required minimum participation of >50% of 1L Loans[2] and >67% of 1L Notes; AHG to sign up participants by no later than [_] ■ Subject to satisfactory completion of due diligence ■ Complete transaction by [_] ■ Reimbursement of fees and expenses of Ad Hoc Group professionals; Subject to a cap of $[•], payable at the closing of a transaction ■ Company to use commercially reasonable efforts to have First Priority Superpriority Debt [and Second Priority Superpriority Debt[1]] rated within 90 days of closing by Moody's and S&P (but no specific ratings will be required) ■ Inclusion of Chewy protection in form and substance acceptable to Ad Hoc Group ■ Inclusion of lien subordination protection as a sacred right, only able to be amended by affected lender vote ■ Eliminate ability for Company to make non-cash open market purchases ■ Existing DSG revolving credit facilty will become pari with the Second-Priority Debt (regardless of participation in the New Money)	

Note: Parties to discuss provisions not specifically addressed herein

1. Structure under review – could remain 2nd priority or may eliminate roll-up depending on participation thresholds
2. Requires vote of >50% of total credit facility debt (1L Term Loan and RCF)

EVERCORE GIBSON DUNN